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                                                                   Exhibit 11(b)

                                  MIZAR, INC.

                        COMPUTATION OF PER SHARE INCOME
                   (in thousands, except per share amounts)
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                                                                                              Six Months Ended
                                                                                                 December 31,
                                                                                            1997              1996
                                                                                          --------          --------
BASIC INCOME PER SHARE:
     Net income                                                                           $   117           $   783
                                                                                          =======           =======

     Weighted average shares outstanding                                                    5,078             4,966

Basic income per share                                                                    $  0.02           $  0.16
                                                                                          =======           =======


DILUTED INCOME PER SHARE:
     Weighted average shares outstanding                                                    5,078             4,966

     Effect of common stock equivalents:
          Options granted                                                                     418               783
          Weighted average exercised options outstanding for portion of period,
                net of equivalent shares purchased at average fair market value                82                 -
           Effect of using option proceeds to repurchase common stock at
                average fair market value                                                    (180)             (174)
                                                                                          -------           -------
                                                                                              320               609
                                                                                          -------           -------
                        Total common stock equivalents                                      5,398             5,575
                                                                                          -------           -------

Diluted income per share                                                                  $  0.02           $  0.14
                                                                                          =======           =======
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